EXHIBIT 32

CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

The undersigned hereby certifies that (i) the foregoing quarterly report on Form 10-Q filed by Fountain Powerboat Industries, Inc. (the “Company”) for the quarter ended September 30, 2004, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 4, 2004	/s/Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr. President and Chief Executive Officer

Date: November 4, 2004	/s/ Irving L. Smith
Irving L. Smith Chief Financial Officer